Exhibit 10.1
Listed Officer Compensation
Table 1 below sets forth the base salaries approved by the Compensation Committee (the “Committee”) of the Board of Directors of Intel Corporation for 2006 for the company’s Chief Executive Officer and our four other most highly compensated executive officers in 2005 (“listed officers”). The listed officers were determined in reference to the company’s fiscal year ended December 31, 2005. Each of the listed officers’ employment with Intel is on an at-will basis.
Table 1

Name and Position	Base Salary(1) ($)

Craig R. Barrett	450,000
Chairman of the Board
Paul S. Otellini	700,000
President and Chief Executive Officer
Andy D. Bryant	355,000
Executive Vice President
Chief Financial and Enterprise Services Officer
Sean M. Maloney	290,000
Executive Vice President
General Manager, Mobility Group
Arvind Sodhani	250,000
Senior Vice President and President, Intel Capital

(1)	Base salary is effective January 1, 2006.
Each of the listed officers is eligible to receive an annual bonus (“Incentive Cash Payment”) under the Executive Officer Incentive Plan (“EOIP”). Under the EOIP, each listed officer has an “Incentive Baseline Amount” determined annually by the Committee, and that Incentive Baseline Amount is multiplied at year-end under a formula to calculate the maximum Incentive Cash Payment that the listed officer may receive. The result of that multiplication is the maximum that the officer might receive as his or her Incentive Cash Payment for the year. The Committee reviews those amounts and determines if it wants to pay them or reduce them in the Committee’s discretion; the amounts cannot be increased beyond the maximum limits under the formula.
The EOIP formula for determining the maximum Incentive Cash Payments is: (1) the listed officer’s Incentive Baseline Amount, times (2) Intel’s EPS as calculated under the EOIP (“Plan EPS”) times (3) a “Performance Factor” number that is set each year by the Committee, all of which are further explained below. In addition, (4) the EOIP has a cap limiting each individual’s Incentive Cash Payment to a maximum annual limit of $5,000,000, and (5) the Committee may in its discretion reduce the amounts to be paid below those calculated by the formula. During the first quarter of each year, the Committee determines a separate Incentive Baseline Amount for each EOIP participant and sets a common Performance Factor for the EOIP formula. After the end of each year, the Committee determines the Incentive Cash Payments to be paid under the EOIP for that year when the Plan EPS is known. It is expected that the Incentive Cash Payment will be greater than the Incentive Baseline Amount, because of the intended multiplier effect of the formula. From year to year, the incentive payments are much more affected by the pay-for-performance effect of the multiplier than by any adjustment in the Incentive Baseline Amount determined by the Committee.
In the EOIP formula, Plan EPS is not necessarily earnings per share for financial reporting purposes. Plan EPS is defined as the greater of Intel’s operating income or Intel’s net income, in each case, divided by

Intel’s weighted average common shares outstanding, assuming dilution. Operating income does not include gains or losses on equity securities or interest and other income that Intel earned, and does not include a deduction for interest expense and income taxes; as a result, Plan EPS based on operating income generally exceeds Plan EPS based on net income.
The Committee may adjust the calculation of operating income or its net income for Plan EPS purposes based on criteria described in the EOIP and selected by the Committee in its discretion. These adjustments are established by the Committee during the first quarter of the year.
The Performance Factor is also set by the Committee during the first quarter of the year. When determining the Performance Factor, the Committee considers Intel’s past financial performance, Intel’s internal estimates of current-year financial performance, and the competitiveness of Intel’s executive officers’ Base Salary and Incentive Baseline Amounts compared to the peer groups.
On January 18, 2006, the Compensation Committee determined a separate Incentive Baseline Amount for each listed officer and set a common Performance Factor for the EOIP formula. After the end of 2006, the Committee will determine the Incentive Cash Payments to be paid under the EOIP for that year when the Plan EPS is known.
Each of the listed officers also participates in the company’s semiannual cash award program in which they will receive 0.55 day of pay (calculated based on eligible earnings for the six-month period, including one-half of Incentive Baseline Amounts as applicable) for every two percentage points of corporate pretax margin (pretax profit as a percentage of revenue), or a total payment expressed as days of pay based on 4% of net income divided by the current value of a worldwide day of pay, whichever is greater. Payouts under this program are made in the first and third quarters of the year based on corporate performance for the preceding two quarters. The plan also has a provision for rewarding employees with an additional day of pay for each six-month period if Intel achieves certain customer satisfaction goals under its Customer Excellence Program for the performance period.
The listed officers are also eligible to receive stock options, restricted stock, restricted stock units, stock appreciation rights and performance based awards under the Intel Corporation 2004 Equity Incentive Plan should the Compensation Committee determine that it is appropriate to do so. Beginning in 2006, the listed officers received a mix of restricted stock units and stock options. The 2006 stock option and restricted stock unit awards to the listed officers have been disclosed on individual Forms 4 filed with the U.S. Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended. In addition, each of the listed officers is eligible to receive company contributions to his accounts in the company’s tax-qualified and non-qualified capital accumulation/retirement plans. Company contributions to these plans are discretionary and may vary with the company’s financial performance, particularly revenue and income. Since the amount of the company contribution to the tax-qualified plan is limited by U.S. tax law, the excess, if any, is allocated to the individual’s account in the non-qualified plan. The amount of the 2006 company contribution to these plans will be determined in early 2007 based on the company’s performance for fiscal 2006. The listed officers may also participate in the company’s tax-qualified employee stock purchase plan, which allows participants to acquire Intel stock at a discount price.